SECOND AMENDMENT TO EMPLOYMENT OFFER
This Second Amendment (this "Second Amendment") to the Employment Offer, dated March 23, 2009, by and between Greenlight Reinsurance, Ltd. (the "Company"), and Tom Curnock (the "Employee"), as amended by that certain Amendment to Employment Offer, entered into as of October 31, 2018, by and between the Company and Employee (collectively, the "Employment Offer" attached hereto as Ex. A), is entered into this 10th day of September, 2019 (the "Second Amendment Date").
RECITALS
WHEREAS, the Company and Employee have entered into the Employment Offer; and
WHEREAS, the parties have determined it to be in their best interests to make certain amendments to the Employment Offer, effective as of the Second Amendment Date.
Now, THEREFORE, BE IT RESOLVED, that in consideration of the mutual premises, covenants and agreements herein contained, the parties agree as follows:
SECTION 1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Employment Offer.
SECTION 2. Amendment to Employment Offer.
1.    Addition of "Additional Compensation Upon Certain Terminations of
Employment" key term. The Employment Offer is hereby amended to add a new key term "Additional Compensation Upon Certain Terminations of Employment" as follows:
"Additional Compensation Upon Certain Terminations of Employment:
Subject to the terms and conditions in this Additional Compensation Upon Certain Terminations of Employment key term and the other terms and conditions of this letter (as amended and as it may be further amended from time to time, the "Employment Offer"), in the event your employment is terminated by the Company without Cause (as defined in the Employment Status key term in the Employment Offer) (other than due to death or disability) or by you for Good Reason (as defined below) (each a "Qualifying Termination"), subject to and conditioned upon your execution and delivery to the Company of a general release of claims against the Company and its affiliates related to your employment and the termination of your employment with the Company in such form as the Company reasonably determines (the "Release") within the time period provided for herein and provided you do not breach the Employment Offer following your date of termination in which case all payments under this Additional Compensation Upon Certain Terminations key term shall cease, the Company shall pay or cause to be paid to you:
o the Target Bonus (as defined in the Bonus key term in the Employment Offer) you would have earned for the year of termination assuming targets have been achieved, pro-rated based on the number of days you were employed by the Company during the year over the number of days in such year payable as soon as practicable following such termination, but in no event later than two and one half months following your date of termination; and

o    commencing on the 60th day following your date of termination, an amount equal to one hundred percent (100%) of the sum of your Base Salary (as defined in the Base Salary key term in the Employment Offer) and Target Bonus (assuming targets have been achieved), payable over twelve (12) months in substantially equal monthly installments.
If you should fail to execute and deliver to the Company the Release within 45 days following the later of (i) the date of such Qualifying Termination or (ii) the date you actually receive an execution copy of such Release (which shall be delivered to you within five (5) business days following the date of the Qualifying Termination and, if not timely delivered, the release condition will be deemed waived by the Company with respect to the payments contemplated under this key term), the Company shall not have any obligation to make the payments contemplated under this key term.
The Company shall provide you the payments set forth in this Additional Compensation upon Certain Terminations of Employment key term and shall not be required to provide any other payments or benefits to you upon your termination; provided, however, that any payments pursuant to this Additional Compensation Upon Certain Terminations key term shall be in addition to any statutory entitlements arising upon termination, including but not limited to severance pay.
For purposes of the Employment Offer, "Good Reason" shall mean and be limited to the following: (i) any material and adverse change to your title or duties which is inconsistent with your duties set forth herein, (ii) a reduction of your Base Salary, or (iii) a failure by the Company to comply with any other material provisions of the Employment Offer."
2.Addition of "Governing Law" key term. The Employment Offer is hereby amended to add a new key term "Governing Law" as follows:
"Governing Law. The Employment Offer is governed by, and is to be construed and enforced in accordance with, the laws of the Cayman Islands without regard to principles of conflicts of laws. If, under such law, any portion of the Employment Offer is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Employment Offer, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof"
3.Addition of "Resolution of Differences over Breaches" key term. The Employment Offer is hereby amended to add a new key term "Resolution of Differences over Breaches" as follows:
"Resolution of Differences over Breaches. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Employment Offer or the breach thereof, first in accordance with the Company's internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to the Restrictive Covenants key term. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in the Cayman Islands. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings."
4.Removal of "Living Allowance" key term. The Living Allowance key term contained in the Employment Offer shall be deleted in its entirety.
5.Removal of "Relocation Expense Allowance" key term. The Relocation Expense Allowance key term contained in the Employment Offer shall be deleted in its entirety.
6.Removal of "Termination Option" key term. The Termination Option key term contained in the Employment Offer shall be deleted in its entirety.
7.Amendment of "Job Description" key term. The Job Description key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Job Description: While employed by the Company, you shall have those powers and duties ordinarily associated with the position of Chief Risk Officer and such other powers and duties as may reasonably be prescribed by the Chief Executive Officer of the Company; provided that, such other powers and duties are consistent with your position as Chief Risk Officer and do not violate any applicable laws or regulations. You shall perform your duties to the best of your ability and shall devote all of your working time, attention and energies to the performance of your duties for the Company. You shall not accept any other post, role or employment while employed by the Company without first having obtained the written consent of the Company."
8.Amendment of "Employment Status" key term. The Employment Status key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Employment Status: Your employment may be terminated by the Company for any reason upon 90 days written notice, and may be terminated immediately by the Company for Cause (as defined below), and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Employment Offer. The Company shall have the right to suspend you with pay in order to investigate any event which it reasonably believes may provide a basis to terminate your employment for Cause during which period you may be excluded from the Company's offices and/or business and such action shall not give you Good Reason to terminate your employment.
For purposes of the Employment Offer, "Cause" shall mean any termination within the scope of sections 52 or 53 of the Labour Law (2011 Revision).
9.Amendment of "Vacation" key term. The Vacation key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Vacation: You will be entitled to 25 days of vacation leave per year in addition to Cayman Islands public holidays. Scheduling of vacation time will be subject to prior approval. Vacation time does not rollover without prior approval of your supervisor."
10.Amendment of "Base Salary" key term. The Base Salary key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Base Salary: While employed by the Company, the Company shall pay you a base salary of US $330,000 per annum (the "Base Salary"). Your Base Salary shall be paid in accordance with the Company's customary payroll practices as in effect from time to time. Salary reviews will take place, at a minimum, every two years."
11.Amendment of "Bonus" key term. The Bonus key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
-Bonus: While employed by the Company, you shall be eligible to be considered for a discretionary bonus (the "Bonus") with a target incentive opportunity of 45% of Base Salary (the "Target Bonus"). Any Bonus earned during a calendar year shall be paid in accordance with the bonus payment provisions of the Company's applicable compensation plan, as amended from time to time, and shall be subject to such other terms and conditions as are set forth therein."
12.Amendment of "Notice" key term. The Notice key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Notice: You may terminate your employment with the Company without Good Reason upon 90 days' prior written notice ("Notice Period"). You may also terminate your employment with the Company for Good Reason (as defined in the Additional Compensation Upon Certain Terminations of Employment key term of the Employment Offer) within 30 days after you have knowledge of the occurrence, without your written consent, of any one of the events set forth in the Good Reason definition that has not been cured, if curable, within 30 days after written notice thereof has been given by you to the Company and such termination, in and of itself shall not be, nor shall it be deemed to be, a breach of the Employment Offer. Your employment may be terminated by the Company for any reason upon 90 days written notice, and may be terminated immediately by the Company for Cause (as defined below in the Employment Status key term), and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Employment Offer. The Company shall have the right to suspend you with pay in order to investigate any event which it reasonably believes may provide a basis to terminate your employment for Cause during which period you may be excluded from the Company's offices and/or business and such action shall not give you Good Reason to terminate your employment."
13.Amendment of "Restrictive Covenants" key term. The Restrictive Covenants key term contained in the Employment Offer is hereby amended and restated in its entirety as follows:
"Restrictive Covenants:

o
Acknowledgement: You acknowledge that: (i) as a result of your employment by the Company, you have obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group (as defined below) at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the period of your employment and thereafter, you should enter a Competitive Business (as defined below) in violation of the provisions of the Employment Offer; (iv) the nature of the Group's business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Group will suffer substantial damage which will be difficult to compute if, during the period of your employment or thereafter, you should solicit or interfere with the Group's employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of the Employment Offer are reasonable and necessary for the protection of the business of the Group; (vii) the Company would not have hired or continued to employ you unless you agreed to be bound by the terms hereof; and (viii) the provisions of the Employment Offer will not preclude you from other gainful employment.
"Group" as used in the Employment Offer shall mean the Company together with Greenlight Capital Re, Ltd., or any of their affiliates.

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Confidential Information: You agree not to, at any time, either during the period of your employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except: (i) as may have been necessarily disclosed by you in the good faith performance of your duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that any such information is in or becomes in the public domain other than as a result of your breach of any of your obligations hereunder, or (iv) where required to be disclosed by law and in such event, you shall cooperate with the Company in attempting to keep such information confidential.

Upon the request of the Company, you agree to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.
"Confidential Information" as used in the Employment Offer shall mean any and all confidential and/or proprietary knowledge, data, or information of the Group including, without limitation, any (i) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws in any jurisdiction; (ii) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (iii) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Group; (iv) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (v) information about the Group's investment program, trading methodology, or portfolio holdings; or (vi) any other information, data or the like that is labeled confidential or orally disclosed to you on terms of confidentiality.

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Non-Competition: In consideration of the benefits provided for in the Employment Offer, you hereby agree and covenant that during the period of your employment and for a period of six (6) months following the termination of your employment for whatever reason, or following the date of cessation of the last violation of the Employment Offer, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing the covenant, whichever of the foregoing is last to occur, you will not, for yourself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.
"Competitive Business" as used in the Employment Offer shall mean any business which competes, directly or indirectly, with any aspect of the Group's business.

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Non-Solicitation: In consideration of the benefits provided for in the Employment Offer, you further covenant and agree that during the period of your employment and for a period of one (1) year thereafter, you shall not, without the prior written permission of the Company, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of the termination of your employment or was or is providing such services within the twelve (12) month period before or after the termination of your employment or (ii) request or cause any employee of the Group to breach or threaten to breach any terms of said employee's agreements with the Group or to terminate his employment with the Group.

In consideration of the benefits provided for in the Employment Offer, your further covenant and agree that during the period of your employment and for a period of one (1) year thereafter, you will not, for yourself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Group from any person or entity who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was an existing or prospective customer or client of the Group; (ii) request or cause any of the Group's clients or customers to cancel, terminate or change the terms of any business relationship with the Group involving services or activities which were directly or indirectly your responsibility during the period of your employment or (iii) pursue any Group project known to you upon termination of your employment that the Group is actively pursuing (or was actively pursuing within six months of termination) while the Group is (or is contemplating) actively pursuing such project.

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Intellectual Property: The Company and you agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called "discovery") related to the business of the Group that you, either solely or in collaboration with others, have made or may make, discover, invent, develop, perfect, or reduce to practice during the course of the period of your employment, whether or not during regular business hours and created, conceived or prepared on the Group's premises or otherwise shall be the sole and complete property of the Group.

More particularly, and without limiting the foregoing, you agree that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, "Intellectual Property Products") created, conceived, or prepared on the Group's premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.
You further agree promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during your engagement by the Company, whether or not during normal business hours. You agree that all works of authorship created by you during your engagement by the Company shall be works made for hire of which the Group is the author and owner of copyright.
To the extent that any competent decision-making authority should ever determine that any work of authorship created by you during your engagement by the Company is not a work made for hire, you hereby assign all rights, titles and interests in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that the Employment Offer does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by you during your engagement by the Company, you hereby assign all rights, titles and interests therein, in perpetuity and throughout the world, to the Company. You agree to execute, immediately upon the Company's reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution hereof, whether or not you are engaged by the Company at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences.
Upon the termination of your employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, you will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in your possession, under your control or to which you may have access.

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Non-Disparagement: You acknowledge and agree that you will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the period of your employment. The Company acknowledges and agrees that it will not defame, publicly criticize, or cause any of its officers, directors, partners, executives or agents to defame you or publicly criticize your services, integrity, veracity or personal or professional reputation in either a professional or personal manner at any time during or following the period of your employment.

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Enforcement: If you commit a breach, or threaten to commit a breach, of any of the provisions of this Restrictive Covenants key term, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction by way of injunction or otherwise, it being acknowledged and agreed by you that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in place of, any other rights and remedies available to the Company at law or in equity. Accordingly, you consent to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of the Employment Offer. In addition, the Company shall have the right to cease making any payments or provide any benefits to you under the Employment Offer in the event you wilfully breach any of the provisions hereof (and such action shall not be considered a breach under the Employment Offer).
You acknowledge that the restrictions contained in this Restrictive Covenants key term of the Employment Offer are reasonable and intended to apply after the termination of your employment whether such termination is lawful or otherwise and that the restrictions will apply even where the termination results from a breach of the Employment Offer.
If, at any time, the provisions of this Restrictive Covenants key term shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, the Employment Offer shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and you and the Company agree that the Employment Offer as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
SECTION 3. Miscellaneous.
1.Effect on Employment Offer. Except as otherwise expressly set forth in this Second Amendment, all provisions, terms and conditions in the Employment Offer remain unmodified and in full force and effect, and the Employment Offer is hereby in all respects ratified and confirmed.
2.Entire Agreement; Amendment. The Employment Offer, as amended by the terms of this Second Amendment, will supersede the prior terms of the Employment Offer and that certain Non-competition, Non-solicitation, Intellectual Property and Confidentiality Agreement dated as of March 4, 2009, by and between the Company and you, and sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein. No modification of or amendment to this Second Amendment, nor any waiver of any rights under this Second Amendment, shall be effective unless given in a writing signed by the party to be charged.
3.Governing Law; Dispute Resolution. This Second Amendment shall be governed by and construed in accordance with the Governing Law Key Term and any controversy or claim related hereto shall be resolved in accordance with the Resolution of Differences over Breaches key term.
4.    Counterparts.    This Second Amendment may be executed in duplicate
counterparts (including by email and portable document format (.pdf)), each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Second Amendment Date.
GREENLIGHT REINSURANCE, LTD.

By:     /s/ Simon Burton
Name: Simon Burton
Title:     CEO

EMPLOYEE

/s/ Tom Curnock
Tom Curnock

Signature Page to Second Amendment to Employment Offer

Exhibit A
Employment Offer, dated March 23, 2009 and Amendment, dated October 31, 2018